Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) by and among NutraCea, a California Corporation (“NutraCea”) and Ceautamed Worldwide, LLC, a Florida limited liability company (“Purchaser”) is entered into as of July 29, 2009 (“Effective Date”).  The parties hereto agree as follows:

1.              Background and Purpose.

1.1.           Vital Living Securities.  In April 2007, NutraCea purchased from their holders (“Holders”) (i) senior secured convertible promissory notes that Vital Living, Inc., a Nevada corporation (“Vital Living”) issued to various investors in December 2003 (“Vital Living Notes”) in the principal amount of approximately $4,226,446 and which NutraCea purchased for an aggregate purchase price of $4,226,446; and (ii) One Million (1,000,000) shares of Vital Living’s Series A Preferred Stock, which NutraCea purchased for $1,000,000 (“Preferred Stock”, and together with the Vital Living Notes, the “Vital Living Securities”).

1.2.           Vital Living Security Agreement.  Pursuant to its purchase of the Vital Living Securities, NutraCea was assigned rights under the security agreement entered into by and among Vital Living and the original purchasers of the Vital Living Notes (“Existing Security Agreement”).

1.3.           Vital Living Lawsuit.  On September 3, 2008, NutraCea filed a complaint against Vital Living in Superior Court of Arizona, Maricopa County (“Court”) (CV2008-021291) alleging breach of contract, common count, money lent, specific performance and injunctive relief (“Action”). On or about May 21, 2009, Vital Living filed a counterclaim against NutraCea alleging breach contract and fraud.

1.4            Letter of Intent.  On June 17, 2009, NutraCea and Purchaser executed a binding letter of intent (“LOI”) that set forth a summary of the terms of the transaction contemplated by this Agreement.  This Agreement supercedes in its entirety the LOI, which shall have no further force and effect.

1.5            Deposit.  In connection with the LOI, Purchaser delivered to NutraCea a deposit of Two Hundred Thousand Dollars ($200,000) (“Deposit”).

1.6            Assignment.  NutraCea desires to assign to Purchaser, and Purchaser desires to purchase from NutraCea, NutraCea’s rights in the Vital Living Securities, the Existing Security Agreement and the Action pursuant to the terms and conditions of this Agreement.

2.              Assignment.

2.1.           Assignment as Payment.  Subject to the terms and conditions of this Agreement, Purchaser agrees to pay to NutraCea the Purchase Price (as defined below), and NutraCea agrees to assign to Purchaser (“Assignment”), on the Closing Date (as defined below) free and clear of any Liens created by NutraCea, (i) all the rights of NutraCea in the Vital Living Securities and the Existing Security Agreement, comprising the rights therein that NutraCea acquired from their holders in April 2007 and (ii) all the rights of NutraCea in the Action (collectively, the “Purchased Assets”).

2.2.           Purchase Price.  The purchase price (“Purchase Price”) for the Purchased Assets shall be Three Million Six Hundred Thousand Dollars ($3,600,000) plus the Earn-Out Consideration (as defined below), which shall be payable by:  (i) Purchaser’s release of the Deposit; (ii) the issuance by Purchaser to NutraCea of a Secured Promissory Note in the original principal amount of Three Million Four Hundred Thousand Dollars ($3,400,000) and in the form attached hereto as Exhibit A (“Note”), and (iii) the payment of the Earn Out Consideration pursuant to Section 2.3.

2.3            Earn-Out.  Purchaser shall pay to NutraCea or its successors, assigns or designees, an amount equal to ten percent (10%) of the Gross Revenues of Purchaser and its Subsidiaries (as defined in the Note) during the Earn-Out Period (as defined below) as provided in this Section 2.3 (“Earn-Out Consideration”).  As used herein, “Gross Revenues” means the entire amount of any and all revenues and/or consideration actually received, whether as payments, recoveries, charges or other forms of revenue actually received, and including, without limitation, any revenues or other consideration actually received by Purchaser or its Subsidiaries upon the sale, lease, license or other transfer of any of their rights, entitlements, or assets (including without limitation any rights to market or distribute products) less all sales taxes, commercially reasonable and bona fide credits (all of which credits must comply with the requirements of Section 7(b)(xi) of the Security Agreement identified in Section 4.1(c)) and returns actually paid or provided (collectively “Setoffs”) . For purposes of this Agreement, the “Earn-Out Period” shall mean the ten (10) year period beginning August 15, 2012 and ending on August 14, 2022.

(a)            On or before the tenth Business Day of the month following each month during the Earn-Out Period, Purchaser shall pay NutraCea in immediately available funds the Earn-Out Consideration earned on or before the last Business Day of the prior month. Notwithstanding the foregoing, in the event there is a Setoff in a subsequent month that amends the Gross Revenues and Earn-Out Consideration of a prior month (and which Setoff was not previously taken into account in the calculation of Gross Revenues), then the Earn-Out Consideration of the current month shall be adjusted and calculated dollar for dollar (“Adjusted Earn-Out Consideration”) to reflect the changes to the Earn-Out Consideration of the prior month.

(b)            Concurrently with the payment of any Earn-Out Consideration, Purchaser shall deliver to NutraCea in writing a notice that contains an unaudited statement setting forth, with respect to the month in which the Earn-Out Consideration Notice relates, Purchaser’s detailed calculation of the Gross Revenues and Setoffs of Purchaser and its Subsidiaries during such month setting forth reasonably relevant information and data reasonably requested by NutraCea.  If no Earn-Out Consideration is earned in a month, then Purchaser shall deliver to NutraCea a written notice on or before the tenth Business Day of the immediately following month that states that no Earn-Out Consideration was earned in the immediately preceding month.  Each of the notices described in this Section 3.2 shall be referred to herein as an “Earn-Out Consideration Notice”. NutraCea shall keep all documents and information supplied to it hereunder confidential pursuant to the terms of a fully executed mutual Non-Disclosure Agreement in the form attached hereto as Exhibit H.

(c)            Purchaser shall, and Purchaser shall cause its Subsidiaries to, cooperate with NutraCea and its representatives to enable them to review and verify the information contained in the Earn-Out Payment Notices and shall, up to one (1) time and date per quarter, provided at a reasonable location and time requested by NutraCea, within fifteen (15) Business Days after receipt of such request, such books, records and other information as NutraCea and NutraCea’s accountants and agents may reasonably request regarding the Earn-Out Payment Notice, and shall cause appropriate representatives of the Purchaser and its Subsidiaries to be reasonably available to discuss and respond to all questions of NutraCea and its accountants and agents with regard thereto (whether in person at Purchaser’s place of business or by telephone or other means of communication requested by NutraCea and its accountants and agents). If it is determined (whether by mutual agreement of Purchaser and NutraCea or otherwise) that a Earn-Out Consideration payment should have been paid and was not paid or that an actual Earn-Out Consideration payment that was made is less than ninety (90%) of the Earn-Out Consideration payment that should have been paid, then Purchaser shall pay all of NutraCea’s reasonable out of pocket expenses incurred (including reasonable accountants’ and reasonable attorneys’ fees and interest on the amount of money that was not timely paid, bearing interest from the time such amount should have been paid at five  percent (5%) per annum) under this Section 2.3 with respect to such Earn-Out Consideration payment.

(d)            If any Subsidiary of Purchaser exists after the date of this Agreement that did not exist on the date of this Agreement, Purchaser shall provide NutraCea with written notice of the existence of such Subsidiary within ten (10) Business Days after it becomes a Subsidiary of Purchaser and shall cause such Subsidiary to expressly assume the obligations of this Section 2.3 pursuant to a written agreement executed by NutraCea and such Subsidiary on terms and conditions reasonably acceptable to NutraCea.

(e)            If any Equity Interests are sold, assigned or otherwise transferred after the Closing to any entity other than Purchaser or one of Purchaser’s Subsidiaries or Purchaser’s Permitted Transferees and results in a Change in Control as defined in Section 8.1(k) of the Note, a condition to such transfer shall be that the party(ies) acquiring such Equity Interests be approved by NutraCea and agree to assume the liabilities of Purchaser pursuant to this Section 2.3 pursuant to a written agreement between NutraCea and such party(ies) on terms and conditions reasonably acceptable to NutraCea.

(f)             If any Equity Interests are sold, assigned or otherwise transferred after the Closing to any entity other than Purchaser or one of Purchaser’s Subsidiaries or Purchaser’s Permitted Transferees and does not result in a Change in Control as defined in Section 8.1(k) of the Note, the conditions to such transfer shall be that (i) the party(ies) acquiring such Equity Interests agree to comply with the obligations of Purchaser hereunder, and (ii) all of the consideration from the sale, assignment or transfer shall be provided to Purchaser, with no portion provided to any of Purchaser’s owners or affiliates and no portion subsequently distributed or paid to Purchaser’s owners or affiliates for any reason.

(g)            Notwithstanding the foregoing, Purchaser shall be permitted to sell, assign or otherwise transfer Equity Interests to a third party that is not affiliated with or related to Purchaser in a good faith and arms-length transaction that results in a Change in Control as defined in Section 8.1(k) of the Note; provided, that at the same time as such sale, assignment or transfer of Equity Interests Purchaser or the third party acquires NutraCea’s rights to receive the Earn-Out Consideration by payment to NutraCea of (i) cash in the amount of the Earn-Out Price and (ii) prepayment in full of all principal, accrued interest and other amounts that are payable or will become payable under the Note. For purposes of this Agreement, “Earn-Out Price” means the greater of (x) $6,000,000 minus the amount of any prior reductions by Purchaser of the principal balance then owing under the Note, and (y) the Applicable Percentage, as defined below, multiplied by  the Earn-Out Value, as defined below.  Between the Effective Date of this Agreement and the four year anniversary of such date, the “Applicable Percentage” shall be twenty five percent (25%). Between the four year anniversary of the Effective Date and the eight year anniversary of the Effective Date, the “Applicable Percentage” shall be twenty percent (20%). Following the eight year anniversary of the Effective Date the “Applicable Percentage” shall be fifteen percent (15%).  For purposes of this Agreement, “Earn-Out Value” means the value of one hundred percent (100%) of the equity interests of Purchaser, as determined by a third party certified public accountant reasonably acceptable to both NutraCea and Purchaser, based on the price per percent of Purchaser’s Equity Interests as sold, assigned or transferred by Purchaser in such Change in Control transaction. For the purposes of this Agreement, the term “Permitted Transferees” shall mean any one of the following: (i)  A transferee by will; (ii) A transfer to a spouse (or widow or widower) of the transferor, and/or to the transferor’s father or mother, and/or to the transferor's children (including step-children and adopted children) and/or to the transferor’s sibling or a trust established solely for the benefit of such persons (each a “Permitted Family Member”) provided that the operational and management control over the Equity Interest of the transferor does not change.

(h)            Subject to the Permitted Related Party Threshold as it relates to actual products (but in no event to any rights related to such products or to any other assets or rights of Purchaser), during the Earn-Out Period, the consideration paid or received in consideration of a Related Party Transaction shall be no less than the amount of consideration that would be paid if such transaction were completed with an unrelated third party.  For purposes of this Agreement, a “Related Party Transaction” shall be any transaction (including without limitation a distribution, licensing, sales or assignment transaction) among or between Purchaser, its Subsidiaries, any of the underlying equity holders, or any of their affiliates or family members of their affiliates. For purposes of this Agreement, the “Permitted Related Party Threshold” shall be $25,000 in product value during in any trailing twelve month period.

(i)             Subject to the written consent of NutraCea, from the date hereof through the end of the Earn-Out Period, Purchaser shall operate the Business only through itself and its Subsidiaries that have been approved in writing by NutraCea and not through a “parent” entity.

3.              Closing.  Subject to the satisfaction or waiver of the conditions set forth in Section 7 below, the Assignment shall take place at one closing (“Closing”).  The Closing take place at the offices of Weintraub Genshlea Chediak Law Corporation, 400 Capitol Mall, Eleventh Floor, Sacramento, CA 95814, at 10:00 a.m. Sacramento time on July 27, 2009, or any other date agreed to by the parties hereto (“Closing Date”).

4.              Transactions to be Effected at the Closing.  At the Closing:

4.1            Deliveries by Purchaser.  Purchaser shall deliver or cause to be delivered to NutraCea:

(a)            the Note, duly executed by Purchaser;

(b)            written authorization by Purchaser for NutraCea and NutraCea’s counsel to release the Deposit to NutraCea;

(c)            a security agreement (“Security Agreement”) in the form attached hereto as Exhibit B duly executed by Purchaser (including execution of all exhibits thereto);

(d)            a Confession of Judgment Statement and Attorney’s Declaration in Support of Confession of Judgment Statement (collectively “Confession of Judgment”) in the forms attached hereto as Exhibit C-1 and Exhibit C-2 duly executed by Purchaser and legal counsel for Purchaser (which counsel must qualify in accordance with applicable law to execute such document);

(e)            a Mutual Release (“Mutual Release”) in the form attached as Exhibit F, duly executed by Guarantor, Vital Living, NutraCea and Purchaser;

(f)            a cash management agreement (“Cash Management Agreement”) in the form attached hereto as Exhibit J, duly executed by Purchaser;

(g)            a guaranty (“Guaranty”) in the form attached hereto as Exhibit D, duly executed by Stuart Benson (“Guarantor”, and together with this Agreement, the Note, the Security Agreement, Mutual Release, Release, the Confession of Judgment, and the Cash Management Agreement, the “Transaction Documents”); and

(h)            a good standing certificate for Purchaser certified by the Secretary of State of Delaware, dated as of a date within ten calendar days before the Closing Date.

4.2            Deliveries by NutraCea.  At the Closing, NutraCea shall deliver to Purchaser:

(a)            a written assignment of the Purchased Assets in the form attached hereto as Exhibit E (“Assignment Document”), duly executed by NutraCea;

(b)            a release (“Release”) executed by Wells Fargo releasing its Lien on the Purchased Assets;

(c)            the Mutual Release duly executed by NutraCea;

(d)            the Cash Management Agreement duly executed by NutraCea;

(e)            a good standing certificate for NutraCea certified by the Secretary of State of California, dated as of a date within ten calendar days before the Closing Date;

(f)             all of the books and records of Vital Living in the possession and control of NutraCea (“Vital Documents”) that NutraCea is not under legal compulsion to provide to any governmental authority. Notwithstanding the foregoing, NutraCea hereby agrees (i) to copy and ship at its own cost and expense all of the Vital Documents that it claims cannot be provided due to a legal compulsion; and (ii) not to dispose, transfer, or disclose the contents of the Vital Documents to any third party whatsoever unless its legal counsel determines that it is compelled to do so by a governmental authority.

(g)            a bill of sale in the form attached hereto as Exhibit I executed by NutraCea and Purchaser for the sale by NutraCea to Purchaser of all of its usable Product for the purchase price equal to its actual cost for the Products.

(h)            the Security Agreement, duly executed by NutraCea; and

(i)             the Confession of Judgment, duly executed by legal counsel for NutraCea.

5.              Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to NutraCea that:

5.1            Organization, Good Standing and Qualification.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2            Authorization.  When executed and delivered by Purchaser or Guarantor, the Transaction Documents will constitute a valid and legally binding obligation of Purchaser or Guarantor, as applicable, enforceable in accordance with its terms against Purchaser or Guarantor, as applicable, subject to:  (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

5.3            Experience.  Purchaser and Guarantor, by virtue of their own business and financial experience or that of their professional advisors, have the capacity to protect their own interests in connection with the transactions contemplated by the this Agreement, the Note, the Security Agreement and the Guaranty, within the meaning of Section 25102(f)(2) and Section 25118(f)(2) of the Corporate Securities Law of 1968 and their respective implementing regulations.

5.4            Investment.  Purchaser is acquiring all of NutraCea’s rights, title and interests in the Purchased Assets for investment for Purchaser’s own account and not with the view to, or for resale in connection with, any distribution thereof.  Purchaser understands that the Purchased Assets have not been registered under the Securities Act of 1933, as amended (“Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Purchased Assets.  Purchaser understands and acknowledges that the Assignment of the Purchased Securities pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

5.5            Rule 144.  Purchaser acknowledges that the Purchased Assets (and any securities underlying the Purchased Assets) must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Purchaser covenants that, in the absence of an effective registration statement covering the securities in question, Purchaser will sell, transfer, or otherwise dispose of the Purchased Assets (and any securities underlying the Purchased Assets) only in a manner consistent with Purchaser’s representations and covenants set forth in this Section 5.5.

5.6            “As-Is”.  Purchaser understands and agrees that the Assignment will be an “as is” transfer of any and all of NutraCea’s rights in the Purchased Assets and that NutraCea makes no representations or warranties with respect to the rights or obligations of NutraCea under or pursuant to the Purchased Assets.

5.7            Due Diligence; No Liability.  Purchaser has had access to and has reviewed the Purchased Assets and Vital Living Notes, the Preferred Stock, the Existing Security Agreement, Vital Living’s charter documents and all transfer documents relating to NutraCea’s acquisition of the Vital Living Securities from the holders thereof in April 2007, and Purchaser is aware of the rights and obligations created thereby.  Purchaser agrees that NutraCea shall have no liability to Purchaser, its officers, members, managers, affiliates or employees regarding the rights that NutraCea acquired in the Vital Living Securities or the Existing Security Agreement.

5.8            Accredited Investor. Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

5.9            No Relation to NutraCea.  Purchaser understands and agrees that no current or former officer or director of NutraCea has any direct, indirect or beneficial ownership, interest, affiliation or other involvement whatsoever with Purchaser, including without limitation as an officer, director, employee, consultant or agent.

6.              Representations and Warranties of NutraCea.  NutraCea hereby represents and warrants to Purchaser that:

6.1            Organization, Good Standing and Qualification.  NutraCea is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

6.2            Authorization.  All corporate action on the part of NutraCea, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of NutraCea hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of NutraCea, enforceable in accordance with its respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

6.3            Experience.  NutraCea, by virtue of its own business and financial experience or that of its professional advisors, have the capacity to protect its own interests in connection with the transactions contemplated by the this Agreement, the Note, the Security Agreement and the Guaranty, within the meaning of Section 25102(f)(2) and Section 25118(f)(2) of the Corporate Securities Law of 1968 and their respective implementing regulations.

6.4            No Liens. There are currently no Liens created by NutraCea on the Purchased Assets and that when Assigned to Purchaser, the Purchased Assets shall be free and clear of all Liens created by NutraCea.

7.              Closing Conditions.

7.1            Conditions to Each Party’s Obligations.  The obligation of the Purchaser and NutraCea to consummate the Transactions is subject to the satisfaction (or waiver by the Purchaser and NutraCea) on or before the Closing Date of the following conditions:

(a)            No Injunctions or Restraints.  No applicable law or judgment enacted, entered, promulgated, enforced or issued by any governmental entity or other legal prohibition preventing the consummation of the Assignment or the transactions contemplated hereby shall be in effect.

(b)            Absence of Proceedings.  There shall not be pending or threatened any action, claim or proceeding against either Purchaser or NutraCea (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement (ii) claiming any rights in the Purchased Assets or (iii) Vital Living Assets.

(c)            Mutual Release.  A mutual release in the form attached hereto as Exhibit F hereto shall have been executed and delivered by all the parties listed on the signature page thereto.

7.2            Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by the Purchaser) on or before the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties (considered individually and collectively) of NutraCea herein shall be true and correct as of the date hereof and as of the Closing Date.

(b)            Performance of Obligations of NutraCea.  NutraCea shall have performed or complied in all material respects with all obligations and covenants (considered individually and collectively) required by this Agreement to be performed or complied with by NutraCea on or before the Closing Date.

(c)            Security Agreement; Confession of Judgment.  The Purchaser and NutraCea (and their respective legal counsel, as applicable) shall have entered into the Security Agreement and the Confession of Judgment, each of which shall be in full force and effect on the Closing Date;

(d)            Assignment Document.  The Purchaser and NutraCea shall have entered into the Assignment Documents, which document shall be in full force and effect on the Closing Date.

(e)            Absence of NutraCea Material Adverse Effect.  Since June 17, 2009, there shall not have occurred and be continuing a material adverse change in the condition of the Vital Living Assets.

7.3            Conditions to Obligation of NutraCea.  The obligation of NutraCea to consummate the Assignment is subject to the satisfaction (or waiver by NutraCea) on or before the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties (considered individually and collectively) of the Purchaser and Guarantor made herein and in the Transaction Documents shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date.

(b)            Performance of Obligations of the Purchaser.  The Purchaser and Guarantor shall have performed or complied in all material respects with all obligations and covenants (considered individually and collectively) required by this Agreement and the other Transaction Documents to be performed or complied with by the Purchaser and the Guarantor on or before the Closing Date.

(c)            Security Agreement; Confession of Judgment.  The Purchaser and NutraCea (and their respective legal counsel, as applicable) shall have entered into the Security Agreement and the Confession of Judgment, each of which shall be in full force and effect on the Closing Date;

(d)            Guaranty.  Guarantor shall have executed and delivered to NutraCea the Guaranty, and the Guaranty shall be in full force and effect on the Closing Date.

(e)            Note; Security Agreement.  Purchaser shall have executed and delivered to NutraCea the Note and the Security Agreement (including any exhibits thereto); each of which shall be in full force and effect on the Closing Date.

(f)             Cash Management Agreement.  The Purchaser and NutraCea shall have entered into the Cash Management Agreement, which document shall be in full force and effect on the Closing Date.

8.              Covenants.

8.1            Acquisition of Vital Living Assets.  Purchaser agrees to take all action necessary to acquire from Vital Living from within thirty (30) days after the Closing, free and clear of all liens, charges and other encumbrances (“Liens”), all of the assets owned by Vital Living or encumbered by the Existing Security Agreement, and, without limiting in any manner the foregoing, in all rights, title and interest in the products (“Products”) and trademarks listed on Exhibit G hereto, including without limitation, (i) the inventory of Products owned by Vital Living, (ii) all of Vital Living’s contractual rights and entitlements with regard to the distribution channels for such products; and (iii) all manufacturing rights for the Products (collectively, the “Vital Living Assets”).  As used herein, the term “Vital Living Assets” includes all other assets, rights or entitlements of Vital Living in the Products, including without limitation all of the inventory owned, acquired or produced by Vital Living, all of Vital Living’s contractual rights and entitlements with regard to the distribution channels for the Products and any other products, and all manufacturing rights, whether existing at Closing or thereafter or owned at Closing or thereafter acquired and wherever located, of every kind and description, tangible or intangible, including, but not limited to, all goods, equipment, inventory, documents, accounts, deposit accounts, chattel paper, instruments, investment property, money, general intangibles (including, but not limited to, intellectual property and all rights relating to such intellectual property including trademarks), credits, claims, demands and any other property, rights and interests, all substitutions and replacements therefor and all products and proceeds thereof, new value thereof or proceeds of insurance thereon.

8.2            Registered Trademarks  Upon Purchaser’s acquisition of the Vital Living Assets, Purchaser shall use its commercially reasonable best efforts to expeditiously complete applications and responses for, registration with the United States Patent and Trademark Office of the trademarks “Greens First” and “Red Alert” for use nationally by Purchaser in its operation of the Business. Notwithstanding the foregoing, Purchaser makes no representation or warranty that it will successfully obtain a trademark for either Greens First or Red Alert.

8.3            Non-Circumvention.  Purchaser understands that the Earn-Out Consideration is a material portion of the consideration that Nutracea bargained for when deciding to enter into this Agreement.  Purchaser shall not avoid or reduce its Earn-Out Consideration obligations by (i) entering into “below market” transactions with related parties other than the Permitted Related Party Threshold, (ii) structuring transactions relating to the business of Purchaser or any of its subsidiaries or joint ventures in a manner to avoid triggering an Earn-Out Consideration payment obligation, or (iii) entering into transactions that allow for Equity Interests to be transferred other than as permitted herein. In furtherance thereof, if Purchaser enters into any Related Party Transaction above the Permitted Related Party Threshold before the end of the Earn-Out Period, such agreement shall provide that NutraCea may terminate such agreement, at NutraCea’s sole option and without penalty, if NutraCea obtains the rights to such agreement through a foreclosure of NutraCea’s security interest therein.  Similarly, Purchaser understands that the security interests granted by Purchaser to NutraCea in the Security Agreement are intended to apply to all the business assets of Purchaser, including the business assets of Purchaser’s subsidiaries, joint ventures and parent entities.  Purchaser shall not transfer, hold or control such assets in a manner that will limit or avoid NutraCea’s intended security interest therein.

8.4.           Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.              General Provisions.

9.1            Governing Law; Venue.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.  Each party consents to the jurisdiction of, and any actions arising under this Agreement shall be heard and resolved in, courts in the State of California located in Sacramento County.

9.2            Entire Agreement.  This Agreement and the exhibits hereto represent the entire agreement among the parties with respect to the transactions contemplated hereby.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein or in the exhibits hereto.

9.3            Amendment.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

9.2            Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one Business Day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with confirmation of successful transmission.  Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature page hereto or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.  For purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday or any day on which commercial banks in San Francisco, California are closed for business.

9.3            Waiver.  Any party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to such party under the circumstances.

9.4            Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

9.5            Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages shall be binding originals.

9.6.           Nonassignability.  This Agreement shall not be assigned by any party without the prior written consent of the other parties.  Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting parties to exercise all remedies available under law.

9.7.           Succession.  This Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

9.8.           Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

9.9.           Specific Performance.  Each party's obligations under this Agreement are unique.  The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages.  Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

9.10.         Captions.  All paragraph captions are for reference only and shall not be considered in construing this Agreement.

9.11.         Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

9.12.         Ambiguities.  The Agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in the matters dealt with herein.  Each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, any rule of law, including, without limitation, Civil Code Section 1654, or legal decision that would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties.

9.13          Expenses.  NutraCea and Purchaser shall each pay their own expenses in connection with the preparation, negotiation and execution of the Transaction Documents.

9.14          Brokers.  Each party shall bear the fees and expenses of any agent, broker, investment banker or other firm or individual engaged by such party or its affiliates that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement of the other Transaction Documents

9.15          Survival.  All representations, warranties, covenants, and obligations in this Agreement and the Transaction Documents will survive the Closing.

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IN WITNESS WHEREOF, the parties have duly executed this Purchase Agreement as of the day and year first set forth above.

SELLER	PURCHASER

NutraCea, a California corporation	Ceautamed Worldwide, LLC, a Florida limited liability company

By: /s/ James C. Lintzenich	By: /s/ Ryan Benson

Name: James C. Lintzenich	Name: Ryan Benson
Title: Chief Executive Officer	Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Exhibit A

FORM OF PROMISSORY NOTE

Exhibit B

FORM OF SECURITY AGREEMENT

Exhibit  C-1

FORM OF CONFESSION OF JUDGMENT

Exhibit  C-2

FORM OF ATTORNEY’S DECLARATION
IN SUPPORT OF CONFESSION OF JUDGMENT

Exhibit D

FORM OF GUARANTY

Exhibit E

FORM OF ASSIGNMENT DOCUMENT

Exhibit F

FORM OF MUTUAL RELEASE

Exhibit G

CERTAIN VITAL LIVING PRODUCTS AND TRADEMARKS

Alka Fizz First
90 Day Diary
Cookbook
7 Habits of Healthy
Rejuvenation Book
Omega 3 First
Dream Protein Chocolate
Dream Protein Vanilla
Greens First
Snap Lid Cups
Snap Lid Cups Custom
GF Travel Pack Counter Display
GF Travel Pack Loose
Herbal Cleanse First
Red Alert
Greens First
Dream Protein Vanilla
Dream Protein Chocolate
Product Catalog
User Guide

Exhibit H

FORM OF NON-DISCLOSURE AGREEMENT

Exhibit I

FORM OF BILL OF SALE